Exhibit B-20(a)

CERTIFICATE OF CONVERSION TO LIMITED LIABILITY COMPANY
OF
ENTERGY HOLDINGS, INC.
TO
ENTERGY HOLDINGS, LLC

This Certificate of Conversion to Limited Liability Company, dated as of March 27, 2003, is being duly executed and filed by Entergy Holdings, Inc., a Delaware corporation (the "Company"), and by an authorized person, to convert the Company to a Delaware limited liability company, under the Delaware Limited Liability Company Act (6 Del.C. ' 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. ' 101, et seq.) (the "GCL").

    The Company's name when it was originally incorporated was Entergy Holdings, Inc. and the Company's name immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was Entergy Holdings, Inc.
    The Company filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on November 3, 1997, in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.
    The name of the Delaware limited liability company into which the Company shall be converted as set forth in its certificate of formation is Entergy Holdings, LLC.
    The conversion of the Company to a Delaware limited liability company has been approved in accordance with the provisions of Section 228 of the GCL and Section 266 of the GCL.
    The conversion of the Company to a Delaware limited liability company shall be effective upon the filing of this Certificate of Conversion to Limited Liability Company and a certificate of formation with the Secretary of State of the State of Delaware.

    IN WITNESS WHEREOF, the undersigned has executed as an authorized person this Certificate of Conversion to Limited Liability Company as of the date first-above written.

    ENTERGY HOLDINGS, INC.
    As an authorized person

    By: /s/ Steven C. McNeal
    Name: Steven C. McNeal
    Title: Vice President and Treasurer

    CERTIFICATE OF FORMATION

    This Certificate of Formation of Entergy Holdings, LLC (the "Company"), dated as of March 27, 2003, has been duly executed and is being filed by Steven C. McNeal, as an authorized person, to form a limited liability company, under the Delaware Limited Liability Company Act (6 Del.C. ' 18-101, et seq.)

    The name of the limited liability company is Entergy Holdings, LLC.
    The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
    The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation as of the date first above written.

/s/ Steven C. McNeal
Steven C. McNeal
Authorized Person